UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 28, 2015

OMEGA HEALTHCARE INVESTORS, INC.

(Exact name of registrant as specified in charter)

Maryland	1-11316	38-3041398
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 International Circle

Suite 3500

Hunt Valley, Maryland 21030

(Address of principal executive offices / Zip Code)

(410) 427-1700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 5.02           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 28, 2015, R. Lee Crabill Jr. the Senior Vice President of Operations of Omega Healthcare Investors, Inc. (“Omega”), notified Omega of his decision to retire effective July 31, 2015.

Omega and Mr. Crabill have entered into a consulting agreement effective as of August 1, 2015 for a term that runs through December 31, 2015, pursuant to which Mr. Crabill will perform such consulting and advisory services as Omega may require in connection with transitioning Mr. Crabill’s responsibilities.  Pursuant to the consulting agreement, Mr. Crabill will receive $250 per hour worked, his annual cash bonus for 2015 to the extent actually earned based on the 2015 performance objectives previously established by Omega’s Compensation Committee and prorated vesting through December 31, 2015 of previously granted equity incentives. In the case of performance-based equity incentives, the prorated portion will be paid only to the extent actually earned based on the performance objectives previously established by the Compensation Committee. Mr. Crabill will forfeit any unpaid incentive compensation if he terminates the consulting agreement for any reason (excluding termination due to death) before December 31, 2015 or Omega terminates the consulting agreement because he breaches the consulting agreement. Mr. Crabill will be subject to non-competition and non-solicitation of customers and employees obligations through January 30, 2017.

The description of the consulting agreement contained in this Current Report on Form 8-K is qualified in its entirety by reference to the consulting agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated in this Item 5.02 by reference.

Item 9.01.            Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit

10.1	Consulting Agreement effective as of August 1, 2015, among Omega Healthcare Investors, Inc., Omega Asset Management LLC and R. Lee Crabill, Jr.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMEGA HEALTHCARE INVESTORS, INC.
(Registrant)

Dated: July 31, 2015	By:	/s/ Robert O. Stephenson
Robert O. Stephenson
Chief Financial Officer and Treasurer

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Exhibit Index

Exhibit No.	Description of Exhibit

10.1	Consulting Agreement effective as of August 1, 2015, among Omega Healthcare Investors, Inc., Omega Asset Management LLC and R. Lee Crabill, Jr.

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